Exhibit 10.4
CHANGE IN CONTROL AGREEMENT
     This agreement by and between Art Technology Group, Inc., a Delaware corporation (the “Company”) and [insert name] (the “Executive”) is made as of April 14, 2008 (the “Effective Date”).
     WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders;
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances; and
     WHEREAS, the Executive remains employed by the Company on the first date on which a Change in Control occurs.
     NOW THEREFORE, in consideration of the Executive remaining in the Company’s employ and other good consideration, the receipt and sufficiency of which is acknowledged by both parties, the Company and the Executive agree as follows:
     1. Key Definitions.
As used herein, the following terms shall have the following respective meanings:
     “Accrued Obligations” means, with respect to an Executive, the sum of (a) such Executive’s base salary earned through the date of termination of such Executive’s employment by the Company, (b) the amount of any bonus that relates to a period completed prior to such termination date and that was fully earned by such Executive as of such termination date and (c) the amount of any compensation previously earned but deferred by such Executive (together with any accrued interest or earnings thereon) and any accrued but unused vacation pay, in each case to the extent not previously paid.
     “Cause” means:
a)	an Executive’s willful and continued failure to substantially perform his or her reasonable assigned duties as an employee of the Company (other than any such failures resulting from incapacity due to physical or mental illness); or

b)	an Executive’s willful engagement in illegal conduct or gross misconduct that is materially injurious to the Company. For purposes of this definition, no act or failure to act by an Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that such Executive’s action or omission was in the best interests of the Company.
     “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
a)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under such Act) fifty percent (50%) or more of either (1) the then-outstanding shares of Common Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:
(i)	any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for Common Stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company),

(ii)	any acquisition by the Company,

(iii)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv)	any acquisition by any corporation pursuant to a transaction that complies with clauses (i) and (ii) of subsection (c) below;
b)	the occurrence of a change in the composition of the Board such that the Continuing Directors do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board:
(i)	who was a member of the Board on the effective date of this Agreement or

(ii)	who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;
c)	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied:
(i)	all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, respectively, and

(ii)	no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, thirty percent (30%) or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     “Change in Control Date” means the first date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) an Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and (c) it is reasonably demonstrated by such Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement the “Change in

Control Date” shall mean, with respect to such Executive, the day immediately preceding such termination date.
     “Common Stock” means the common stock, $0.01 par value per share, of the Company.
     “General Release” means a release of any and all claims against the Company and related persons and entities in a form identical to or substantially the same as the release attached as Appendix A hereto, provided, however, that the Company reserves the right to change any provision concerning the notice and revocation to conform to legal requirements.
     “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following: (a) a material reduction in the Executive’s base salary or target bonus, (b) the relocation of the Executive’s principal place of work to a location more than fifty (50) miles from the location immediately prior to the Change in Control or (c) a material dimunition in the Executive’s responsibilities. The Executive’s right to terminate his or her employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.
     2. Stock Acceleration.
a)	Effective on the Change in Control Date (if any): Fifty percent (50%) of the number of previously unvested shares of Common Stock subject to each outstanding option, restricted stock unit or restricted stock award held by an Executive shall become immediately exercisable, subject to the other terms and conditions on which such interest in such shares was originally granted; and

b)	Effective upon the termination of the Executive by the Company without Cause or termination by the Executive for Good Reason on a date within twelve (12) months following a Change in Control Date: the Executive will receive an acceleration of the remaining unvested shares of Common Stock subject to each outstanding option, restricted stock unit or restricted stock award held by the Executive so that the shares become immediately exercisable, subject to the other terms and conditions on which such interest in such shares was originally granted.
     3. Severance.
If, within twelve (12) months following the Change in Control Date, the employment of an Executive is terminated (A) by the Company without Cause or (B) by the Executive for Good Reason, such Executive shall be entitled to the following benefits:
a)	the Company shall pay all Accrued Obligations as well as a pro-rated bonus for the year in which the termination occurs to such Executive in a lump sum in cash within thirty (30) days after such termination date (unless and to the extent that the Company is required by law to provide any portion thereof earlier);

b)	the Company shall continue to pay to such Executive at his or her annual base salary rate for a twelve (12) month period distributed at regular pay intervals or, at the option of the Company and only if such payment of salary is not deemed to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in a lump sum;
c)	for twelve (12) months after such termination date, or such longer period as may be provided by the terms of the plan, the Company shall continue to provide health care coverage (including any dental and vision coverage) to such Executive and his or her family, on the same terms as such coverage was provided by the Company immediately prior to a Change in Control Date, upon receipt of required forms from the Executive. Any continuation of paid health insurance would be initiated in accordance with the Comprehensive Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and

d)	the Company shall pay a bonus equal to the Executive’s target bonus established for the year in which the termination occurs, ratably over such twelve (12) month period.
     Notwithstanding any provision in the Agreement to the contrary, if the Executive becomes employed by any Competitor within the twelve (12) month period following the Executive’s termination by the Company without Cause or by the Executive for Good Reason, the Company shall be entitled to cease paying the Executive any compensation or benefits under this Section. For purposes of this Agreement, “Competitor” includes, but is not limited to, the following entities: Broadvision, Demandware, Digital River, Escalate, GSI Commerce, the IBM Websphere business unit and other companies that the Company may add to this list from time to time.
     4. General Release Agreement.
Notwithstanding anything herein to the contrary, the Executive’s entitlement to benefits pursuant to Sections 2.b) and 3 is conditioned on the Executive’s execution of and the effectiveness of a General Release on or within thirty (30) days following the Executive’s final day of employment (after giving effect to any applicable revocation periods in the General Release Agreement).
     5. Section 409A.
In the event that the Company determines in good faith that any benefit payable under this Agreement upon termination of the Executive’s employment is “deferred compensation” subject to Section 409A of the Code: (i) payment of such benefit shall only be made in the event that the termination of employment constitutes a “Separation from Service” as defined below; and (ii) if required by Section 409A, payment of such benefit shall be made six (6) months and one (1) day after the date of Separation from Service. For purposes of this Section, Separation from Service shall mean any termination of employment with the Company and any affiliate of the Company pursuant to which the aggregate level of services provided by the Executive to the Company and any such affiliate of the Company (whether as an employee or a consultant) is permanently reduced to a level of services that is forty-nine percent (49%) or less than the level of services provided in the immediately preceding twelve (12) months. To the extent that payment of any benefit that is required to be delayed under the provisions of this Section was to have been paid over a period of time, the following provisions shall apply. All amounts originally scheduled to have been paid during the six-month and one day delay period shall be accrued and, at the conclusions of such delay period, shall be paid in a single lump sum on the date that is six months and one day after the Separation from Service. At the end of such delay period, the originally-scheduled, regular periodic payments shall be paid.
     6. At-Will Employment.
This Agreement is not an agreement for the employment of the Executive and shall confer no rights on the Executive except as herein expressly provided.
     7. Term.
This Agreement shall take effect as of the Effective Date and shall terminate upon the earlier of (a) the resignation or termination of the Executive for any reason prior to the Change in Control Date, or (b) the resignation or termination of the Executive after the Change in Control Date for any reason other than the termination of the Executive, within twelve (12) months following the Change in Control Date, either (A) by the Company without Cause or (B) by the Executive for Good Reason.
     8. Withholding.
All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. The Executive further agrees that, if the Company does not withhold an amount sufficient in all respects to satisfy the withholding obligations of the Company, the Executive will make prompt reimbursement on demand, in cash, for the amount underwithheld.
     9. Code Section 4999.
Notwithstanding anything in this Agreement to the contrary, in the event that any payment by the Company to or for the Executive’s benefit, whether paid or payable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:
a)	If the Severance Payments, reduced by the sum of (i) the Excise Tax (defined below) and (ii) the total of the federal, state and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount (defined below), are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

b)	If the Threshold Amount is less than (i) the Severance Payments, but greater than (ii) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Executive shall determine which method shall be followed; provided, however, that if the Executive fails to make such determination within forty-five (45) days after the delivery by the Company to the Executive of written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.
     For the purposes of this Section, “Threshold Amount” shall mean three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00), and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, or any interest or penalties incurred by the Executive with respect to such excise tax.
     10. Restrictive Covenant; Non-Competition.
The Executive agrees that, for a period of twelve (12) months after the termination of the Executive’s employment with the Company for any reason whatsoever, the Executive will not own, manage, operate, advise, consult or otherwise render services to, or be employed by, or be connected with, any business that directly competes with the Company, including but not limited to, those business identified in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission.
     11. Settlements of Disputes; Arbitration.
All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any disputes shall be resolved by final and binding arbitration to be conducted in the Greater Boston, Massachusetts area pursuant to the American Arbitration Association’s rules for the resolution of employment disputes.
     12. Successors.
a)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes of this subsection, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

b)	This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Executive should die while any amount would still be payable to the Executive or his or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     13. Notice.
All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at One Main Street, Cambridge, Massachusetts 02142, and to the Executive at his or her home (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     14. Miscellaneous.
a)	Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

b)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c)	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of The Commonwealth of Massachusetts, without regard to conflicts of laws principles.

d)	Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

e)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

f)	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein.

g)	Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the Effective Date.

ART TECHNOLOGY GROUP, INC.
By:
Name:
Title:

[Insert Name]

[Signature Page to Change in Control Agreement]